Exhibit 23.4


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Western Bancorp (formerly Monarch Bancorp) on Form S-4 of our report dated January 24, 1997 on the statement of financial condition of SC Bancorp and subsidiary as of December 31, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (such consolidated financial statements are not included herein), appearing in the Current Report on Form 8-K of Western Bancorp dated October 24, 1997, and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

                                       DELOITTE & TOUCHE LLP

Los Angeles, California
November 19, 1997